Consent of Independent Auditors



The Board of Directors
Collateralized Mortgage Securities Corporation:

We consent to incorporation by reference in the registration statement No. 33-42666 on Form S-3 of Collateralized Mortgage Securities Corporation of our report dated March 21, 1997 relating to the balance sheets of Collateralized Mortgage Securities Corporation as of December 31, 1996 and 1995 and the related statements of operations, changes in stockholder's equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the December 31, 1996 report on Form 10-K of Collateralized Mortgage Securities Corporation.

KPMG Peat Marwick LLP




March 21, 1997


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